Exhibit 99.1

CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

SENORX, INC.

(As adopted June 9, 2009)

I.	PURPOSE:

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of SenoRx, Inc. (the “Company”) shall be to review and make recommendations to the Board on matters concerning corporate governance; Board composition; identification, evaluation and nomination of director candidates; Board committees; Board compensation and conflicts of interest.

In furtherance of these purposes, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

II.	MEMBERSHIP:

The Committee members shall be appointed by, and shall serve at the discretion of, the Board.  The Board may designate one member of the Committee as its chair.  The Committee may form and delegate authority to subcommittees when appropriate. Members of the Committee may be composed of directors of the Company who are independent as determined in accordance with rules of the Nasdaq Stock Market (the “Nasdaq Rules”).

III.	RESPONSIBILITIES AND DUTIES:

The responsibilities and duties of the Committee shall include:

Corporate Governance Generally

•	Reviewing annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with, recommending changes to the Board as necessary;

•	Reviewing proposed changes to the Company’s Amended and Restated Certificate of Incorporation and Bylaws and making recommendations to the Board;

•
Determining the manner in which stockholders may send communications to the Board (as a whole or individually), as well as the process by which stockholder communications will be relayed to the Board and what the Board’s response, if any, should be;

•
Reviewing periodically the succession planning for the Chief Executive Officer and other executive officers, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to these executive management positions;

•	Reviewing governance-related stockholder proposals and recommending Board responses;

•	Overseeing compliance by the Board and its committees with applicable laws and regulations, including those promulgated by the Securities and Exchange Commission and the Nasdaq Rules;

•	Reviewing its own charter and processes on an annual basis;

Board Composition, Evaluation and Nominating Activities

•
Overseeing the Board evaluation process including conducting periodic evaluations of the performance of the Board as a whole and each Board committee and evaluating the performance of Board members eligible for re-election;

•	Reviewing and making recommendations to the Board regarding the composition and size of the Board;

•	Establishing procedures for the submission of candidates for election to the Board (including recommendations by stockholders of the Company);

•	Establishing procedures for identifying and evaluating nominees for Director;

•	Reviewing and recommending candidates for election to the Board at the annual meeting of stockholders in compliance with the Company’s policies and procedures for consideration of Board candidates;

•	Identifying, considering and recommending candidates to fill new positions or vacancies on the Board;

•	Reviewing the disclosure included in the Company’s proxy statement regarding the Company’s nomination process;

•
Evaluating director compensation, consulting with outside consultants and/or with the Human Resources department when appropriate, and making recommendations to the Board regarding director compensation;

•
Reviewing and making recommendations to the Board with respect to the Directors’ stock option grants and any proposed amendments thereto, subject to obtaining stockholder approval of any amendments as required by applicable law or the Nasdaq Rules;

•	Making recommendations for continuing education of Board members;

Board Committees

•
Periodically reviewing the charter and composition of each Board committee and making recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees;

•	Recommending to the Board persons to be members of the various Board committees;

Conflicts of Interest

•	Reviewing and approving the Company’s Code of Ethics;

•	Considering questions of possible conflicts of interest of Board members and of corporate officers; and

•
Reviewing actual and potential conflicts of interest of Board members and corporate officers, other than related party transactions reviewed by the Audit Committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity.

In performing its duties, the Committee shall have the authority, at the Company’s expense, to retain, hire, and obtain advice, reports or opinions from internal or external legal counsel and expert advisors.

IV.	MEETINGS:

The Committee will meet as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities.  The Committee may meet either in person or telephonically, and at such times and places as the Committee determines.  The Committee may establish its own meeting schedule, which it will provide to the Board.  The Committee may invite to its meetings other Board members, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.

V.	MINUTES:

The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board.

VI.	REPORTS:

The Committee shall make regular reports to the full Board on the actions and recommendations of the Committee.

VII.	COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.